Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER 2008 FFO OF $2.00 PER SHARE

Second Quarter Highlights

•      Second quarter FFO totaled $2.00 per share (diluted) compared to $1.26 per share (diluted) during the second quarter of 2007, an increase of 58.7%.  FFO for the six months ended June 30, 2008 increased 4.9% over the same period in the prior year to $3.43 per share (diluted).

•      Net income available to common stockholders for the second quarter of 2008 totaled $2.37 per share (diluted) compared to $4.38 per share (diluted) in the same period in the prior year. Net income available to common stockholders for the six months ended June 30, 2008 totaled $4.51 per share (diluted) compared to $6.93 per share (diluted) in the prior year.

•      Closed on the previously announced sale of 1250 Broadway for $310.0 million, generating an incentive distribution to SL Green of approximately $25.0 million and a gain on sale of approximately $93.5 million.

•      Acquired various interests in the fee positions at 919 Third Avenue for $32.8 million increasing the joint venture’s ownership to 100% of the fee interest.

•      Signed 42 Manhattan office leases totaling 431,345 square feet during the second quarter increasing occupancy for the Manhattan portfolio to 96.7%.  The leases carried an average starting rent of $65.89.

•      Increased average Manhattan office starting rents by 53.5% over previously fully escalated rents reflecting strong growth in rents for Manhattan office leases signed during the second quarter.

•      Recognized combined same-store GAAP NOI growth of 8.9% during the second quarter, including 9.2% from the consolidated same-store properties and 7.9% from the unconsolidated joint venture same-store properties.

•      Originated $65.1 million in new structured finance investments during the quarter which carry a weighted average spread to LIBOR of approximately 452 basis points.

•      Closed on a three-year, $55.0 million construction loan facility for the build-out of 27-29 West 34th Street which carries an interest rate of 200 basis points over the 30-day LIBOR, which will result in SL Green repatriating all its capital upon final funding.

•      Received $16.5 million in dividends and management fees from our investment in, and management arrangements with, Gramercy Capital Corp. (NYSE: GKK), or Gramercy, including a $2.6 million incentive fee earned during the quarter.

•      Acquired $29.4 million of the Company’s common stock since April 1, 2008 at an average share price of $85.38 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired approximately $230.0 million of its common stock.

Summary

New York, NY, July 28, 2008 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $122.0 million, or $2.00 per share (diluted), for the second quarter ended June 30, 2008, an increase of 58.7% compared to the same quarter in 2007, which was $1.26 per share (diluted).  The 2008 results included an incentive distribution of approximately $25.0 million ($0.41 per share (diluted)) from the sale of 1250 Broadway.  The Company also reported FFO of $3.43 per share (diluted) for the six months ended June 30, 2008, a 4.9% increase over the same period in 2007, which was $3.27 per share (diluted).  The six month 2007 results include an incentive distribution of $77.2 million ($1.27 per share (diluted)) from the sale of One Park Avenue.

Net income available to common stockholders totaled $138.9 million, or $2.37 per share, (diluted) for the second quarter and $264.8 million, or $4.51 per share (diluted) for the six months ended June 30, 2008, compared to $265.9 million and $413.3 million for the respective periods in 2007.  The results for the three and six months ended June 30, 2008 include gains on sale of $1.53 per share (diluted) and $3.33 per share (diluted), respectively, compared to gains on sale of $3.98 per share (diluted) and $5.31 per share (diluted) for the same periods in 2007.

Operating and Leasing Activity

For the second quarter of 2008, the Company reported revenues and EBITDA of $305.8 million and $192.3 million, respectively, increases of $54.0 million, or 21.4%, and $47.1 million, or 32.4%, respectively, compared to the same period in 2007.  During the quarter, the Company had strong leasing activity at 1185 Avenue of the Americas, 711 Third Avenue, 420 Lexington Avenue and 750 Third Avenue.  Same-store GAAP NOI on a combined basis increased by 8.9% for the second quarter when compared to the same quarter in 2007, with the consolidated properties increasing 9.2% to $111.6 million and the unconsolidated joint venture properties increasing 7.9% to $31.2 million.

Average starting Manhattan office rents of $65.89 per rentable square foot for the second quarter represented a 53.5% increase over the previously fully escalated rents.

Occupancy for the Manhattan portfolio increased from 96.3% at March 31, 2008 to 96.7% at June 30, 2008.  During the quarter, the Company signed 52 leases in the Manhattan portfolio totaling 451,365 square feet, of which 42 leases and 431,345 square feet represented office leases.

Average starting Suburban office rents of $38.64 per rentable square foot for the second quarter represented a 23.7% increase over the previously fully escalated rents.

Occupancy for the Suburban portfolio decreased modestly from 91.9% at March 31, 2008 to 91.8% at June 30, 2008.  During the quarter, the Company signed 25 leases in the Suburban portfolio totaling 75,625 square feet, of which 24 leases and 75,491 square feet represented office leases.

Significant leasing activities during the second quarter included:

•      Early renewal with Parade Publications, Inc. for approximately 89,413 square feet at 711 Third Avenue.

•      New lease with News America, Inc. for approximately 83,822 square feet at 1185 Avenue of the Americas.

•      New lease with RSM McGladrey, Inc. for approximately 27,508 square feet at 1185 Avenue of the Americas.

•      Early renewal with Hess Corp. Amerada for approximately 27,508 square feet at 1185 Avenue of the Americas.

•      Early renewal with Greenwich Hospital for approximately 16,230 square feet at 500 West Putnam, Greenwich CT.

Real Estate Investment Activity

In May 2008, SL Green, along with its joint venture partner SITQ, closed on the sale of the 39-story, 670,000 square foot Class A office tower located at 1250 Broadway in Manhattan to an entity affiliated with Murray Hill Properties for $310.0 million. The Company recognized an incentive distribution of approximately $25.0 million in addition to SL Green’s share of the gain on sale of approximately $93.5 million.

During the second quarter of 2008, SL Green, along with its joint venture partner NYSTERS, acquired various interests in the fee positions at 919 Third Avenue for approximately $32.8 million increasing the joint venture’s ownership to 100% of the fee interest.

Financing and Capital Activity

The Company acquired $29.4 million of its common stock at an average share price of $85.38 since April 1, 2008 pursuant to its previously announced $300.0 million stock repurchase program.  The Company has now acquired approximately $230.0 million of its common stock at an average share price of $102.19.

The Company closed on a $55.0 million construction loan facility for the build-out of 27-29 West 34th Street.  The loan bears interest at 200 basis points over the 30-day LIBOR. The interest rate decreases to 165 basis points over the 30-day LIBOR upon rent commencement, at which point the final advance of approximately $7.6 million is expected to be funded.  The loan has a three-year term and two one-year extensions.  The joint venture drew down approximately $34.0 million at the closing.

Structured Finance Activity

The Company’s structured finance investments totaled $839.8 million on June 30, 2008, an increase of approximately $63.3 million from the balance at March 31, 2008. During the second quarter of 2008, the Company originated approximately $65.1 million of structured finance investments which carry a weighted average spread to LIBOR of approximately 452 basis points.  During the second quarter of 2008, the Company recorded $6.0 million in reserves against specific structured finance investments.  The structured finance investments currently have a weighted average maturity of 5.6 years and a weighted average yield for the quarter ended June 30, 2008 of 9.71%.

Investment In Gramercy Capital Corp.

At June 30, 2008, the book value of the Company’s investment in Gramercy totaled $149.9 million. Fees earned from various management arrangements between the Company and Gramercy totaled approximately $11.7 million for the quarter ended June 30, 2008, including an incentive fee of $2.6 million earned as a result of Gramercy’s FFO (as defined in Gramercy’s management agreement) exceeding the 9.5% annual return on equity performance threshold.  For the six months ended June 30, 2008, the Company earned $21.4 million in management fees from Gramercy.  The Company’s share of FFO generated from its investment in Gramercy totaled approximately $5.1 million and $10.4 million for the three and six months ended June 30, 2008, respectively, compared to $5.6 million and $10.5 million for the same periods in the prior year.

In April 2008, Gramercy closed on its acquisition of American Financial Realty Trust (NYSE:AFR). SL Green participated in $50.0 million of the financing to Gramercy for the closing of the acquisition.  SL Green also recognized approximately $6.6 million as an advisory fee in connection with this transaction, which was paid in restricted common stock of Gramercy.  As of June 30, 2008, the Company held 8,119,370 shares, or approximately 15.8%, of Gramercy’s common stock.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy.  For the quarter ended June 30, 2008, the Company’s MG&A included approximately $7.0 million of costs associated with Gramercy compared to $3.4 million in the prior year.  This increase is primarily due to personnel hired in connection with the AFR acquisition which added approximately $3.0 million of MG&A for the quarter.  MG&A also includes a non-recurring expense of approximately $2.0 million for costs incurred in connection with the pursuit of redevelopment projects.

Dividends

During the second quarter of 2008, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•      $0.7875 per share of common stock. Dividends were paid on July 15, 2008 to stockholders of record on the close of business on June 30, 2008.

•      $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2008 through and including July 14, 2008. Distributions were made on July 15, 2008 to stockholders of record on the close of business on June 30, 2008. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio web cast on Tuesday, July 29, 2008 at 2:00 pm EST to discuss second quarter 2008 financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s web site.

The live conference will be webcast in listen-only mode on the Company’s web site at www.slgreen.com and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing (866) 270-6057 Domestic or (617) 213-8891 International, using passcode SL Green.

A replay of the call will be available through Tuesday, August 5, 2008 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using passcode 67260136.

Supplemental Information

The Supplemental Package outlining second quarter 2008 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of June 30, 2008, the Company owned 30 New York City office properties totaling approximately 23,719,200 square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in, among other things, eight retail properties encompassing approximately 400,212 square feet, two development properties encompassing approximately 363,000 square feet and two land interests, along with ownership interests in 36 suburban assets totaling 7,867,500 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 8 and 10 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Rental revenue, net	$200,760	$171,907	$402,155	$319,044
Escalations & reimbursement revenues	31,101	29,284	62,225	56,478
Preferred equity and investment income	18,375	27,432	39,681	49,141
Other income	55,541	23,188	73,983	113,065
Total revenues	305,777	251,811	578,044	537,728

Equity in net income from unconsolidated joint ventures	17,822	12,059	37,247	21,413

Expenses:
Operating expenses	56,949	53,022	110,999	99,487
Real estate taxes	34,076	33,716	67,904	63,329
Ground rent	7,826	7,766	16,075	15,031
Marketing, general and administrative	32,407	24,131	60,389	58,376
Total expenses	131,258	118,635	255,367	236,223

Earnings Before Interest, Depreciation and Amortization (EBITDA)	192,341	145,235	359,924	322,918
Interest expense	73,833	62,595	152,351	120,186
Amortization of deferred financing costs	1,663	9,242	3,709	12,543
Depreciation and amortization	56,580	43,310	112,028	79,370
Net income from Continuing Operations	60,265	30,088	91,836	110,819
Income from Discontinued Operations, net of minority interest	—	4,508	70	8,090
Gain on sale of Discontinued Operations, net of minority interest	—	241,906	105,986	286,600
Equity in net gain on sale of interest in unconsolidated joint venture	93,481	—	93,481	31,509
Gain on sale of real estate interest	—	—	—	—
Minority interests	(9,907)	(5,652)	(16,674)	(13,772)
Preferred stock dividends	(4,969)	(4,969)	(9,938)	(9,938)
Net income available to common stockholders	$138,870	$265,881	$264,761	$413,308

Net income per share (Basic)	$2.38	$4.47	$4.53	$7.09
Net income per share (Diluted)	$2.37	$4.38	$4.51	$6.93

Funds From Operations (FFO)
FFO per share (Basic)	$2.01	$1.28	$3.46	$3.34
FFO per share (Diluted)	$2.00	$1.26	$3.43	$3.27

FFO Calculation:
Net income from continuing operations	$60,265	$30,088	$91,836	$110,819
Add:
Depreciation and amortization	56,580	43,310	112,028	79,370
FFO from Discontinued Operations	—	6,249	73	12,557
FFO adjustment for Joint Ventures	10,322	5,078	16,364	10,899
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(9,938)	(9,938)
Depreciation of non-real estate assets	(234)	(243)	(457)	(478)
FFO before minority interests – BASIC and DILUTED	$121,964	$79,513	$209,906	$203,229

Basic ownership interest
Weighted average REIT common shares for net income per share	58,329	59,513	58,406	58,258
Weighted average partnership units held by minority interests	2,340	2,471	2,340	2,555
Basic weighted average shares and units outstanding for FFO per share	60,669	61,984	60,746	60,813
Diluted ownership interest
Weighted average REIT common share and common share equivalents	58,674	60,804	58,780	59,660
Weighted average partnership units held by minority interests	2,340	2,471	2,340	2,555
Diluted weighted average shares and units outstanding	61,014	63,275	61,120	62,215

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,483,798	$1,436,569
Buildings and improvements	6,005,030	5,924,626
Building leasehold and improvements	1,250,378	1,249,093
Property under capital lease	12,208	12,208
	8,751,414	8,622,496
Less accumulated depreciation	(484,087)	(381,510)
	8,267,327	8,240,986
Assets held for sale	—	41,568
Cash and cash equivalents	53,567	45,964
Restricted cash	101,788	105,475
Tenant and other receivables, net of allowance of $13,241 and $13,932 in 2008 and 2007, respectively	39,351	49,015
Related party receivables	11,682	13,082
Deferred rents receivable, net of allowance of $13,470 and $13,400 in 2008 and 2007, respectively	158,049	136,595
Structured finance investments, net of discount of $26,571 and $30,783 in 2008 and 2007, respectively	839,826	805,215
Investments in unconsolidated joint ventures	1,132,329	1,438,123
Deferred costs, net	141,285	134,354
Other assets	404,383	419,701
Total assets	$11,149,587	$11,430,078

Liabilities and Stockholders’ Equity
Mortgage notes payable	$2,867,305	$2,844,644
Revolving credit facility	644,500	708,500
Term loans and unsecured notes	1,793,668	2,069,938
Accrued interest and other liabilities	40,867	45,194
Accounts payable and accrued expenses	130,897	180,898
Deferred revenue/gain	789,525	819,022
Capitalized lease obligation	16,621	16,542
Deferred land lease payable	17,468	16,960
Dividend and distributions payable	51,803	52,077
Security deposits	33,595	35,021
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,486,249	6,888,796
Commitments and contingencies	—	—
Minority interest in other partnerships	626,903	632,400
Minority interest in operating partnership	88,931	82,007
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 60,397 and 60,071 issued and outstanding at June 30, 2008 and December 31, 2007, respectively (inclusive of 2,114 and 1,312 shares held in Treasury at June 30, 2008 and December 31, 2007, respectively)	604	601
Additional paid - in capital	2,960,245	2,931,887
Treasury stock-at cost	(218,775)	(150,719)
Accumulated other comprehensive income	(7,576)	4,943
Retained earnings	964,704	791,861
Total stockholders’ equity	3,947,504	3,826,875
Total liabilities and stockholders’ equity	$11,149,587	$11,430,078

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2008	2007
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,719	22,540
Portfolio percentage leased at end of period	96.7%	97.6%
Same-Store percentage leased at end of period	95.7%	97.2%
Number of properties in operation	30	32

Office square feet leased during quarter (rentable)	431,345	677,807
Average mark-to-market percentage-office	53.5%	40.5%
Average starting cash rent per rentable square foot-office	$65.89	$52.96

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Earnings before interest, depreciation and amortization (EBITDA):	$192,341	$145,235	$359,924	$322,918
Add:
Marketing, general & administrative expense	32,407	24,131	60,389	58,376
Operating income from discontinued operations	—	7,457	73	15,092
Less:
Non-building revenue	(66,496)	(44,765)	(98,685)	(152,514)
Equity in net income from joint ventures	(17,822)	(12,059)	(37,247)	(21,413)
GAAP net operating income (GAAP NOI)	140,430	119,999	284,454	222,459

Less:
Operating income from discontinued operations	—	(7,457)	(73)	(15,092)
GAAP NOI from other properties/affiliates	(88,090)	(59,415)	(179,015)	(104,515)
Same-Store GAAP NOI	$52,340	$53,127	$105,366	$102,852

* See page 8 for a reconciliation of FFO and EBITDA to net income.